October 6, 2011

Securities and Exchange Commission 100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of GC China Turbine Corp.'s Form 8-K/A dated October 6, 2011, and have the following comments:

1.	We agree with the statements made in Item 4.01(a) ii, 4.01(a) iii (1), 4.01(a) iii (2) and 4.01(a) iii (2) (A) and (D), and 4.01(a) iv.

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(a) i, 4.01(a) iii (2) (B) and (C) and (E), and 4.01(b) i and ii.

Yours truly,

Deloitte Touche Tohmatsu CPA Ltd.